ARC GROUP

arc-group.com

June 6, 2023

The Board of Directors
INFINT Acquisition Corporation
32 Broadway, Suite 401
New York, New York 10004

Members of the Board:

We hereby consent to the inclusion of our analysis, dated March 2022, to the Board of Directors of INFINT Acquisition Corporation ("INFINT") as Annex I-1 to, and to the reference thereto under the headings "ARC Financial Analysis" in, the joint proxy statement/prospectus relating to the proposed transaction involving INFINT and Seamless Group Inc. ("Seamless"), which joint proxy statement/prospectus forms a part of INFINT's Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ARC Group

/s/ Ian Hanna

Ian Hanna – Managing Director
ARC Group Limited